June 1, 2004

Dear Sirs:

Re:         Joint Venture Agreement between Sierra Mineral & Mining, Inc. and Minera Rio Tinto S.A. de C.V. (the "Joint Venture Agreement")

This letter will serve to confirm our agreement wherein, for good and valuable consideration, the receipt and sufficient of which is acknowledged by each of us, we have agreed to amend the Joint Venture Agreement so as to provide that the date of the "Initial Investment" (as defined in the Joint Venture Agreement) provided for in Section 2.3 of the Joint Venture Agreement is extended to June 30, 2004.

We confirm that the Joint Venture Agreement, amended as detailed above, continues in full force and effect.

Accepting that the above accurately details your understanding of our agreement in this regard, could you please execute this letter where indicated and return same at your early convenience.

Yours truly,

SIERRA MINERALS & MINING, INC.

Per: /s/ Gabriel Treviso Licon

DATED the 1 day of June, 2004.

MINERA RIO TINTO S.A. de C.V.

Per: /s/ Mario Ayub